SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	The Alka Funds Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	4099 McEwen Road, Suite 380 Farmers Branch, Texas 75244

TELEPHONE NUMBER:	945-397-5512

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:	Cogency Global, Inc. 850 New Burton Road, Suite 201 Dover, Delaware 19904

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒Yes	☐No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Farmers Branch and State of Texas on this 19th day of December 2025.

		The	Alka Funds Trust

		/s/	Dominik Pasalic
		By:	Dominik Pasalic
Trustee

ATTEST:	/s/ Richard Malinowski
Name:	Richard Malinowski
Title:	President

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